Exhibit 99.8

EXECUTION VERSION

REGISTRATION RIGHTS INDEMNIFICATION AGREEMENT

THIS REGISTRATION RIGHTS INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into as of February 10, 2014, by and among Patent Properties, Inc., a Delaware corporation (the “Company”), and Walker Digital, LLC, a Delaware limited liability company (“Walker Digital”).

WHEREAS, Walker Digital is offering up to 5 million shares (the “Shares”) of the Common Stock of the Company to a limited number of accredited investors in a non-public offering (the “Offering”); and

WHEREAS, Walker Digital and each person that is subscribing for shares in the Offering (each a “Buyer” and collectively the “Buyers”) are executing and delivering a Registration Rights Agreement dated as of February 10, 2014 (the “Registration Agreement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the Shares;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Walker Digital agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Registration Agreement shall have the meanings given such terms in the Registration Agreement.

2. Indemnification by Walker Digital.

a. Walker Digital shall indemnify, defend and hold harmless the Company and its officers, directors, agents, partners, members, managers, stockholders, Affiliates and employees of each of them (each, an “Indemnified Party”), from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon any (i) Event (including but not limited to liquidated damages payable pursuant to Section 3(b) of the Registration Agreement and any interest on such amounts), and (ii) Public Information Failure (including but not limited to Public Information Failure Payments and any interest on such amounts).

b. If any proceeding shall be brought or asserted against any Indemnified Party regarding such Losses, such Indemnified Party, after having actual knowledge of any such proceeding, shall promptly notify Walker Digital in writing, and Walker Digital shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve Walker Digital of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

c. An Indemnified Party shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) Walker Digital has agreed in writing to pay such fees and expenses; (2) Walker Digital shall have failed promptly to assume the defense of such proceeding or to employ counsel reasonably satisfactory to such Indemnified Party in any such proceeding; (3) the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Party and Walker Digital, and such Indemnified Party shall have been advised by counsel that a conflict of interest exists if the same counsel were to represent such Indemnified Party and Walker Digital (in which case, if such Indemnified Party notifies Walker Digital in writing that it elects to employ separate counsel at the expense of Walker Digital, Walker Digital shall not have the right to assume the defense thereof and such counsel shall be at the expense of Walker Digital); or (4) the Indemnified Party shall have been advised by counsel that there are one or more defenses available to it that are in conflict with those available to Walker Digital (in which case, if such Indemnified Party notifies Walker Digital in writing that it elects to employ separate counsel at the expense of Walker Digital, Walker Digital shall not have the right to assume the defense thereof and such counsel shall be at the expense of Walker Digital); provided, that Walker Digital shall not be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for any Indemnified Party in connection with any one action or separate but substantially similar or related actions arising in the same jurisdiction out of the same general allegations or circumstances. Walker Digital shall not be liable for any settlement of any such proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Walker Digital shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

3. Miscellaneous.

a. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

b. Legal Representation. Loeb & Loeb LLP has acted as legal counsel to the Company and Walker Digital in connection with the transactions contemplated by the Registration Agreement and in the preparation and negotiation of this Agreement and may continue to act as legal counsel for the parties from time to time. Each party hereto consents to Loeb & Loeb LLP acting in such capacity as legal counsel for the Company and Walker Digital and waives any claim that such representation represents a conflict of interest on the part of Loeb & Loeb LLP.

c. Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified, supplemented or waived unless the same shall be in writing and signed by the Company and Walker Digital.

d. Term. The indemnification rights provided hereunder shall terminate at such time as the Registration Agreement terminates.

e. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to Walker Digital, to:

Walker Digital, LLC

Two High Ridge Park

Stamford, CT 06905

Attn:

E-mail:

If to the Company, to:

Patent Properties, Inc.

Two High Ridge Park

Stamford, CT 06905

Attn:

E-mail:

f. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

g. Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature were the original thereof.

h. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with New York law, without giving effect to any principles of conflicts of law that would result in the application of the substantive law of another jurisdiction.

i. Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

j. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

k. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

l. Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in United States Dollars. All amounts owing under this Agreement are in United States Dollars. All amounts denominated in other currencies shall be converted in the United States Dollar equivalent amount in accordance with the applicable exchange rate in effect on the date of calculation.

m. Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Indemnification Agreement to be duly executed as of the day and year first above written.

WALKER DIGITAL, LLC

By:	/s/ Jay Walker
Name:	Jay Walker
Title:	Authorized Signatory

PATENT PROPERTIES, INC.

By:	/s/ Jonathan Ellenthal
Name:	Jonathan Ellenthal
Title:	Chief Executive Officer

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